(d)(1)(i)

May 1, 2015

Voya Funds Trust

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated May 1, 2015, we have agreed to waive the management fee payable to us under the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Investments, LLC and Voya Funds Trust (the “Agreement”), with respect to Class P shares of Voya Floating Rate Fund and Voya High Yield Bond Fund (the “Funds”), each a series of Voya Funds Trust. Such waiver will be in an amount equal to the management fees allocated to, and otherwise payable by, the Class P shares of the Funds, thereby reducing the post-waiver fee rate payable by the Class P shares to 0.00%.

By this letter, we agree to waive the management fee for the period from May 1, 2015 through August 1, 2015.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Funds Trust.

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May 1, 2015

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,
By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

Agreed and Accepted:

Voya Funds Trust

(on behalf of the Funds)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President